               SUPPLEMENTAL THRIFT SAVINGS PLAN

                             OF

         CONSOLIDATED EDISON COMPANY OF NEW YORK, INC.

         _____________________________________________



                  Effective January 1, 1994

     The purpose of this Plan is to provide a means for select highly compensated employees who are, or would be, adversely affected by the application of Internal Revenue
Code Sections 401(a)(17), as amended by the Omnibus Budget
Reconciliation Act of 1993, and 415 ("IRS limits") to the Con Edison Thrift Savings Plan for Management Employees to receive the same amount of Company Contributions under such plan as they would be entitled to receive in the absence of such IRS limits.

                            ARTICLE I

                           Definitions

1.1 "Account" shall mean the establishment of a credit balance of a Participant under the Plan represented by the Supplemental Company Contributions and investment income thereon. Accounts are maintained strictly for accounting purposes and do not represent separate funding of the benefits under the Plan.

1.2 "Beneficiary" of a Participant's Account under this Plan shall mean the same person or persons designated by the Participant as the beneficiary or beneficiaries to receive benefits from the Participant's account under the Savings Plan in the event of the Participant's death.

1.3 "Board" or "Board of Trustees" shall mean the Board of Trustees of the Company.

1.4 "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time and any regulations issued thereunder. Reference to any section of the Code shall include any successor provision thereto.

1.5   "Company" shall mean Consolidated Edison Company of
New York, Inc. and any successor thereto which continues this Plan.

1.6 "Deposit Rate" shall mean the annual rate of interest paid by the Company on its customers' deposits, without reduction for any administrative costs of the customer deposit program, as such rate may change from time to time.

1.7   "Effective Date" shall mean January 1, 1994.

1.8  "ERISA" shall mean the Employee Retirement Income
Security Act of 1974, as amended from time to time and regulations issued thereunder. References to any section of ERISA shall include any successor provision thereto.










1.9   "OBRA '93" shall mean the Omnibus Budget
Reconciliation Act of 1993.

1.10 "Participant" shall mean any participant in the Savings Plan who does not receive the full amount of Company
Contributions that would have been payable thereunder assuming that the limit imposed by Section 401(a)(17) of the Code, as it would have been in effect from time to time but for its amendment by OBRA '93, had been in effect.

1.11 "Plan" shall mean the Supplemental Thrift Savings Plan as set forth in this document and as amended from time to time.

1.12  "Plan Year" shall mean the calendar year. The first
Plan Year shall commence January 1, 1994.

1.13  "Savings Plan" shall mean the Company's Thrift Savings
Plan for Management Employees, as amended from time to time.

1.14 "Supplemental Company Contribution" shall mean the contribution made on behalf of a Participant pursuant to
Section 2.1.










1.15 "Valuation Date" shall mean the last day of each month after the Effective Date and any other date designated as a Valuation Date by the Plan Administrator.

1.16 Other terms used in the Plan shall have the same meaning as in the Savings Plan, unless a different meaning is plainly required by the context.

1.17 Whenever used herein, words in the masculine gender shall include the female gender and the singular shall include the plural, unless the context indicates otherwise.

                           ARTICLE II

              Supplemental Company Contributions

     2.1 In each calendar month that the Company makes a Company Contribution on the Participant's behalf under the Savings Plan, the Company shall make a Supplemental Company Contribution to the Participant's Account in an amount equal to the excess of (a) over (b) where:

     (a) is the Company Contribution that would have been made for the month on the Participant's behalf under the Savings Plan assuming that the limit imposed by Section 401(a)(17) of the Code, as it would have been in effect from time to time









but for its amendment by OBRA '93, had been in effect; and

     (b) is the actual amount of the Company Contribution made for the month on the Participant's behalf under the Savings Plan.

     2.2 The Supplemental Company Contribution shall be credited to a Participant's Account on the same day of the month that the Company Contribution is made for such month on the Participant's behalf under the Savings Plan.

     2.3 The Deposit Rate shall be determined for each month that it is to be applied. Each Account shall be credited with investment income as of each Valuation Date. The amount of investment income credited to an Account shall be determined on a monthly basis as the sum of products (a) and (b) where:

     product (a)    is the Account balance as of the end of
the immediately preceding month times the Deposit Rate times a fraction where the numerator is the number of days in the month and the denominator is 365 days; and

     product (b)    is the amount of the Supplemental
Company Contribution made to the Participant's Account during the month









times the Deposit Rate times a fraction where the numerator is the number of days from the date the Supplemental Company Contribution is made to the Participant's Account during the month to the end of the month and the denominator is 365 days.

The investment income so determined during a month shall be allocated to the Participant's Account as of the Valuation Date at the end of such month. Investment income shall continue to be credited to a Participant's Account until the Participant's Account balance has been paid in full pursuant to Article III.

     2.4 A Participant's interest in his Account balance shall be vested to the same extent and at the same time that the Participant is vested with respect to Company
Contributions under the Savings Plan.










                           ARTICLE III

                      Payment of Benefits

     3.1 No payment of a Participant's interest in his Account balance shall be made prior to the Participant's death or termination of employment due to disability, retirement or otherwise.

     3.2 Upon the death of a Participant 100% of the Participant's Account balance as of the end of the calendar month in which the Participant's death occurs shall be paid in one lump sum payment to the Participant's Beneficiary as soon as practicable and in any event within 90 days after such calendar month.

     3.3 Within 90 days preceding a Participant's termination of employment with the Company the Participant shall elect one of the following options for payment of the Participant's Account balance:

     (a) a single lump sum as soon as practicable after January 1 of the calendar year immediately succeeding the Participant's termination of employment;

     (b) a deferral of payment until the last day of a calendar month not later than the calendar month in which the Participant attains age 70, in which









event payment of the Participant's Account balance as of the last day of the calendar month so designated by the Participant shall be made in a single lump sum as soon as practicable after the end of such month; or

     (c) five successive annual installments as soon as practicable after the end of each calendar year beginning in the calendar year immediately succeeding his termination of employment, in which event each installment shall be an amount equal to the Participant's Account balance divided by the number of installments remaining to be made.

     3.4 Investment income shall continue to be credited to a Participant's Account balance as provided in Section 2.3 until the Participant's Account balance shall have been fully distributed.

     3.5 Elections under Section 3.3 must be in writing on a form furnished by and submitted to the Plan Administrator. If no written election is received by the Plan Administrator, an immediate single lump sum payment will be made in accordance with Section 3.3. Any election may be changed at any time prior to a Participant's termination of employment, but not thereafter.










     3.6 The amount of any distribution shall be determined as the amount to the credit of the Participant's Account as of the Valuation Date coinciding with or otherwise immediately preceding the distribution, plus any appropriate adjustments for contributions, distributions, investment income or other activity with respect to the Account subsequent to the Valuation Date.

     3.7 The Company shall withhold from a payment from a Participant's Account under this Plan any amount required to be withheld under applicable federal, state and local income tax laws, and any such payment shall be reduced by the amount so withheld.

                           ARTICLE IV

                   Administration of the Plan

     4.1 All expenses arising in connection with the operation and administration of the Plan shall be paid by the Company.

     4.2 The senior officer of the Company responsible for Employee Relations, currently the Senior Vice President-Central Services, shall be the Named Fiduciary and Plan Administrator of the Plan. The Plan Administrator shall have all discretionary powers and authority necessary or









appropriate to control and manage the operation and administration of the Plan. The Plan Administrator may interpret and apply all Plan provisions and may supply any omission, or reconcile any inconsistency or ambiguity in such manner as he deems advisable. The Plan Administrator shall make all final determinations concerning eligibility, benefits and rights under the Plan and all other matters concerning Plan administration and interpretation. All determinations and actions of the Plan Administrator shall be conclusive and binding upon all Participants, Beneficiaries and other persons, except that the Plan Administrator may revoke or modify a determination or action previously made in error. The Plan Administrator shall exercise all powers and authority given to him in a nondiscriminatory manner, and will apply uniform administrative rules in order to assure similar treatment to persons in similar circumstances.

     4.3 The Plan Administrator shall arrange for maintaining the Accounts and all data, records, books of account and instruments pertaining to Plan administration and shall prepare, file, submit, distribute or make available any Plan descriptions, reports, statements, forms or other information to any governmental agency, Participant or Beneficiary as may be required by law.










     4.4 Any request for benefits (the "claim") by a Participant or his Beneficiary (the "claimant") shall be filed in writing with the Plan Administrator. Within 90 days after receipt of a claim or, 180 days if the Plan
Administrator determines that special circumstances exist which require extension of the time for processing a claim, the Plan Administrator shall provide written notice to any claimant whose claim has been wholly or partly denied, including:

     (a)  the reasons for the denial,

     (b)  the Plan provisions on which the denial is based,

     (c) any additional material or information necessary, to perfect the claim and the reasons it is necessary, and

     (d) the Plan's claims review procedure (as set forth below).

A claimant will be given a full and fair review by the Plan Administrator of the denial of his claim if he requests a review in writing within 60 days after notification of the denial. The claimant may review pertinent documents and may submit issues and comments orally, in writing, or both.
The Plan Administrator shall render his decision on review in writing within 60 days after receipt by the Plan Administrator of all information necessary or requested by the Plan Administrator for the review, or within 120 days if the Plan Administrator determines that special circumstances exist which require extension of the time for processing the application for review, and will include specific reasons









for the decision and references to the Plan provisions on which the decision is based.

     4.5 Each Participant and Beneficiary shall be required to furnish to the Plan Administrator, in the form prescribed by the Plan Administrator, such personal data, affidavits, authorization to obtain information, and other information as the Plan Administrator may deem appropriate for the proper administration of the Plan.

                           ARTICLE V

                  Amendment and Termination

     5.1 The Company, acting through its Board of Trustees, reserves the right to amend, modify, suspend or terminate the Plan in whole or in part. Upon termination or partial termination of the Plan, any amounts not yet vested under
Section 2.4 that are credited to the Accounts of Participants affected by such termination or partial termination, shall be nonforfeitable. The obligation to make payment of such Accounts, however, shall be limited to the Company's ability to make payment from its general assets.

     5.2 If the Plan is terminated, the Accounts of Participants shall be distributed to the extent possible









given the Company's general assets and the claims of other creditors. Payment will be made in cash or in such other manner as the Plan Administrator shall determine and as may be required by applicable law. The Plan Administrator's determination shall be final and binding on all Participants, Beneficiaries or other persons claiming any benefits under the Plan.

                           ARTICLE VI

                       General Provisions

     6.1 Although it is intended that the Plan shall be continued and that contributions shall be made as herein provided, this Plan is entirely voluntary on the part of the Company and the continuance of this Plan and the maintenance of Accounts hereunder are not to be regarded as contractual obligations of the Company. Each person who shall claim the right to any payment or benefit under this Plan shall be entitled to look only to the general assets of the Company for any such payment or benefit and shall not have any other right, claim, or demand therefore against the Company, except as provided by law. The Plan shall not be deemed to constitute a contract between the Company and any Participant for, or to be a consideration for, or an inducement for, the employment of any Participant by the Company. Nothing contained in the Plan shall be deemed to









give any Participant the right to be retained in the service of the Company or to interfere with the right of the Company to discharge or to terminate the service of any Participant at any time without regard to the effect such discharge or termination may have on any rights under the Plan.

     6.2 If a Participant or Beneficiary entitled to receive any benefits hereunder is a minor or is deemed by the Plan Administrator, or is adjudged, to be legally incapable of giving valid receipt and discharge for such benefits, such benefits will be paid to such person or institution as the Plan Administrator may designate or to the duly appointed guardian. Such payment shall, to the extent made, be deemed a complete discharge of any liability for such payment under the Plan.

     6.3 If the Plan Administrator shall be unable, within two years after any amount becomes due and payable from the Plan to a Participant or Beneficiary, to make payment because the identity or whereabouts of such person cannot be ascertained, the Plan Administrator may mail a notice by registered mail to the last known address of such person outlining the following action to be taken unless such person makes written reply to the Plan Administrator within 60 days from the mailing of such notice; the Plan Administrator may direct that such amount and all further









benefits with respect to such person shall be forfeited and all liability for the payment thereof shall terminate. However, in the event of the subsequent reappearance of the Participant or Beneficiary prior to termination of the Plan, the benefit which was forfeited (but not any earnings that would have been earned after such forfeiture) shall be reinstated in full.

     6.4 To the extent permitted by law, no amount payable to, or held under the Plan for the account of, any Participant or Beneficiary shall be subject in any manner to voluntary or involuntary anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge, and any attempt to so anticipate, alienate, sell, transfer, assign, pledge, encumber or charge the same shall be void. Nor shall any amount payable to, or held under the Plan for the account of, any Participant or Beneficiary be in any manner liable for his debts, contracts, liabilities, engagements or torts, or be subject to any legal process to levy upon or attach the same.

     6.5  In the event that the Plan is merged or
consolidated with any other plan, or should the liabilities of the Plan be transferred to any other plan, each Participant shall be entitled to a benefit immediately after such merger, consolidation or transfer if the Plan should









then terminate equal to or greater than the benefit he would have been entitled to receive immediately before such merger, consolidation or transfer if the Plan had then terminated.

     6.6 The Plan shall be administered, construed and enforced according to the laws of the State of New York; provided, however, wherever applicable the provisions of ERISA shall govern, and in such event the laws of the United States of America shall be applied and to the extent necessary, its courts shall have competent jurisdiction.

     6.7 The headings of Articles of this Plan are for convenience of reference only, and in the case of any conflict between any such headings and the text of this Plan, the text shall govern.

          IN WITNESS WHEREOF, Consolidated Edison Company of
New York, Inc. has caused this instrument to be executed by is officer thereunto duly authorized as of the first day of January, 1994.

                           By:THOMAS J. GALVIN
                              Thomas J. Galvin
                              Senior Vice President-
                              Central Services
                              Consolidated Edison Company of
                                New York, Inc.





                             16